SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, and 74U

For period ending 1/31/2006
File number 811-5686
Series No.: 6

72DD  1  Total income dividends for which record date passed during the period.
         (000's Omitted)
         AIM Cash Reserve Shares            $  8,351
      2  Dividends for a second class of open-end company shares (000's Omitted)
         Class B                            $  2,239
         Class C                            $    803
         Class R                            $    220
         Investor Class                     $  4,729

73A.     Payments per share outstanding during the entire current period: (
         form nnn.nnnn)
      1  Dividends from net investment income
         AIM Cash Reserve Shares            $000.0148
      2  Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class B                            $000.0110
         Class C                            $000.0110
         Class R                            $000.0135
         Investor Class                     $000.0160

74U.  1  Number of shares outstanding (000's Omitted)
         AIM Cash Reserve Shares              544,046
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                              180,915
         Class C                               64,866
         Class R                               16,740
         Investor Class                       282,940